Exhibit 10.1

Master Retailer Agreement

This Master Retailer Agreement (this “Agreement”) is made effective as of January 1, 2014 (the “Effective Date”), by and between Tempur-Pedic North America, LLC, a Delaware limited liability company (“Vendor”), and Mattress Firm, Inc., a Delaware corporation (“Retailer”).

WHEREAS, Retailer is engaged in the retail sale of mattresses, bedding and related products through physical store locations and online (the “Business”); and

WHEREAS, Retailer desires to sell and offer for sale one or more products manufactured by or for Vendor and purchased directly by Retailer from Vendor (collectively, the “Products”) in the operation of the Business;

In consideration of the mutual covenants and promises of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Authorized Retailer.  Subject to the terms and conditions of this Agreement and Retailer’s compliance with Vendor’s Advertising, Website and Digital Marketing Requirements, that document titled “Retailer Agreement Amendment A, Retail Selling on the Internet” and the Tempur-Pedic® Brand Standards Manual, as may be revised by Vendor from time to time and which are incorporated herein by reference, Vendor hereby appoints Retailer, and Retailer hereby accepts such appointment, as a non-exclusive authorized retailer of the Products for the term of this Agreement.

2.              Business Development Programs.  From time to time during the term of this Agreement, Vendor may agree to establish certain business development programs available to authorized retailers on an annual basis, including Retailer (each, a “Business Development Program”).  Vendor anticipates that these programs may be available in the future, although the terms of such programs may change over time in form and scope, or be eliminated depending on internal and external factors.  Participation in any such program is subject to Retailer’s compliance with the terms and conditions of this Agreement.

3.              Products.

a.              From time to time during the term of this Agreement, Retailer may sell or offer for sale one or more of the Products at one or more physical store locations operated by Retailer or one or more websites operated by Retailer.  Retailer has no obligation to sell any specified amount of the Products nor any obligation to offer the Products for sale in any particular store operated by Retailer.

b.              Retailer and Vendor shall mutually agree upon the Products available for sale through Retailer from time to time hereunder.  Retailer shall have the right to reject for any reason any Product line proposed to be offered.

c.               In any store offering Products for sale, Retailer agrees to purchase and display a sufficient number of models to provide consumers the opportunity to see and feel the differences between Vendor’s models and collections.

d.              Vendor recommends that Retailer carry at all times at least nine (9) mattress sets, two (2) with TEMPUR® Advanced Ergo SystemTM bases, one (1) with a TEMPUR® Ergo SystemTM base and no less than seven (7) pillow styles; provided however, Retailer shall not be required to maintain a minimum inventory of Tempur-Pedic® products.

e.               Retailer must display and sell Tempur-Pedic® mattresses only with Tempur-Pedic® foundations and adjustable bed bases, and not with other manufacturers’ foundations and/or adjustable bed bases.

f.                Retailer shall utilize the most current displays and POS materials provided by Vendor which, except as specified herein or in any Business Development Program, remain the property of Vendor.

g.               Retailer will not use any Tempur-Pedic®-specific displays provided by Vendor in conjunction with the sale of any products other than Tempur-Pedic® products.

h.              From time to time, Retailer and Vendor may, but are not required, to develop and identify Products that may be sold exclusively through Retailer and not available for retail sale to through any other person or entity, including Vendor or other authorized retailers of Vendor.

i.                  Vendor reserves the right: (i) to change the design of or modify any Product; (ii) to discontinue any Product; and (iii) to add new and additional products to its product lines, which products shall constitute Products for purposes of this Agreement.  Notwithstanding the foregoing, without prior written notice to Retailer, Vendor shall not modify any Product, including its contents, if such modification would render false or inaccurate any product description of such Product provided to Retailer or any of Retailer’s consumers.

4.              Customers.  Retailer will not sell or ship Products to any person or entity other than retail consumers (end-users of the product); provided that the foregoing shall not prohibit Retailer from selling or shipping Products to hospitals, charities, shelters or government entities or participating in government programs, but Retailer agrees to defend, indemnify and hold harmless Vendor from any claims related to any sale or shipment to any entities other than retail customers, and Retailer shall be solely responsible for complying with all state, local or federal laws applicable to such shipments and programs.  Furthermore, Retailer shall not sell any Products for delivery outside the United States of America.

5.              Pricing.  Retailer shall purchase the Products from Vendor at prices agreed to by Retailer and Vendor in writing from time to time, and, in accordance with the then current billing and credit practices between the parties, shall pay Vendor for all Products it purchases from Vendor on such terms and conditions specified by Vendor’s terms of sale applicable to such transaction.  Vendor may at any time apply and offset any and all amounts which are due and owing to Retailer against any financial obligations of

Retailer to Vendor and Retailer may at any time apply and offset any and all amounts which are due and owing to Vendor against any financial obligations of Vendor to Retailer.

6.              Order Processing.  As needed from time to time, Retailer shall order Products from Vendor by delivering written notice to Vendor specifying (i) the type and quantity of Products ordered, (ii) the location(s) to which such Products shall be delivered and (iii) the requested date(s) of delivery of such Products (such notice is referred to as a “Product Order”).  Vendor shall deliver Products as directed in the Product Order and shall be responsible for arranging shipment of such Products unless otherwise requested by Retailer.  Risk and title of Products shall pass to Retailer FOB shipping point, subject to Section 14 of this Agreement.  Vendor shall deliver Products within a designated period of time after the Product Order placement unless otherwise agreed by Retailer in writing.

7.              Payment Terms.  Vendor shall invoice Retailer within five days after shipment of Products purchased by Retailer.  Retailer shall pay the amount set forth on such invoice, unless disputed in good faith, within 30 days after receipt thereof. The parties acknowledge that the payment terms are “net 30 days”.

8.              Term; Termination.

a.              This Agreement will commence on the Effective Date and continue until terminated by either party in accordance with this Section 8.  Sections 8, 14, 15, 19, 20, 21, 22, and 24-32 shall survive any termination of this Agreement.

b.              Except as otherwise prohibited by applicable law, this Agreement is terminable at the will of either party at any time, with or without breach, default or cause, upon written notice.

c.               Upon termination:

i.                  Retailer shall promptly pay to Vendor all sums due and payable for the Products purchased by Retailer prior to the date of termination, as such amount may be offset by any outstanding merchandise credit memorandum;

ii.               Vendor shall remit to Retailer the balance of any merchandise credit memorandum in immediately available funds within 30 days of the date of termination;

iii.            Retailer shall promptly cease and desist use of all Tempur-Pedic® trademarks, tradenames, images, promotional materials and shall cease and desist holding itself out in any way as an authorized Tempur-Pedic® retailer, provided that, unless Vendor repurchases Retailer’s inventory of the Products (including floor samples) at fair value as specified in clause (iv) below, Retailer shall have the right to sell such Products and, solely in connection with the sale of such Products, use the applicable model name, and brand name, which may contain intellectual property of Vendor; and

iv.           Vendor may, at its sole discretion and on such reasonable terms as it may specify, repurchase some or all of Retailer’s Tempur-Pedic® inventory at fair value. In the event Vendor exercises its option to repurchase any or all of Retailer’s inventory, Retailer shall cooperate fully in tendering such inventory to Vendor at the time and in the manner specified by Vendor. To the extent that any such inventory is old, discontinued, damaged or otherwise not in salable condition as new product, Vendor shall have the option to purchase such product at a reasonable discount as mutually agreed upon by the parties, provided, however, that if the parties are unable to agree, then such amount will be determined in accordance with Vendor’s then current practices.  Retailer shall have no right to seek compensation for lost profits or other damages as a result of termination.

d.              Notwithstanding Section 8.c.iii, Retailer shall have the right at any time and from time to time after the termination of this Agreement to sell Products that are returned to Retailer and, solely in connection with the sale of such Products, use the applicable model name and brand name, which may contain intellectual property of Vendor.

9.              Subsidies /Integrated Advertising Allowance.

a.              Any Subsidies/Integrated Advertising Allowances which may be agreed to by the parties from time to time shall be set forth in a Business Development Program document.

10.       This Section intentionally omitted by the parties.

11.       This Section intentionally omitted by the parties.

12.       Floor Sample Discounts.  Retailer may purchase Products to be used as floor samples at discounts off of the Prices (the “Discounted Prices”), as mutually agreed by the parties from time to time.  All replacement Products ordered for use as floor samples shall also be purchased at such Discounted Prices; provided that Retailer may not replace any such floor sample more than once during a calendar year at the Discounted Price.  Notwithstanding the foregoing, Vendor may from time to time determine that the floor samples on Retailer’s retail floors should be changed more frequently, in which case the Discounted Prices will apply to such additional replacement samples.  Retailer shall specify in the Product Order for such Products that such Products will be used as floor samples.

13.       Volume Rebate Funds.  Accrual and payment of volume rebate funds, if any, shall be governed by the terms set forth in an applicable Business Development Program.

14.       Warranty; Return Allowance.

a.              The only warranties applicable to Tempur-Pedic® products are those written, limited warranties issued by Vendor to consumers, as may be revised from time to time. Except for its express limited obligations under those written warranties, Vendor assumes no other obligation or liability in connection with the sale of any Tempur-Pedic® product by Retailer. Retailer is not authorized to make any warranty to customers beyond or in addition to the terms of Vendor’s written warranties. Retailer shall deliver a copy of Vendor’s applicable written warranty to each purchaser of a Tempur-Pedic® product at the time of delivery. ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED.

b.              Vendor hereby warrants to Retailer that all Products purchased by Retailer, whether for use as floor samples, for resale or otherwise, from Vendor shall comply with Vendor’s specifications for such Product.  This warranty is in addition to any standard product warranty offered by Vendor to its customers.

c.               Vendor shall provide credit to Retailer in a mutually agreed upon amount, which shall be the limit of Vendor’s responsibility for such defective or returned Products except as set forth in Section 14(e).  Retailer shall be responsible for either issuing a refund to the customer or making a Product replacement otherwise agreed upon by Retailer and such customer.  The credit shall be issued in accordance with Vendor’s return policies.  Vendor has the right to pick up or take back any defective or returned Products unless it instructs Retailer to otherwise dispose of such Products.

d.              Retailer has the right to reject defective Products or misdeliveries (including in respect of floor samples) at the point of receipt, and such returns will be taken back by Vendor.  Serial failures and company recalls will be excluded from any Return incentive program included in a Business Development Program if agreed upon by the parties, and such Products shall accepted for return by Vendor.  In the case of Products rejected at the point of receipt or returned in connection with serial failures or company recalls, Retailer shall receive a merchandise credit memorandum in an amount equal to 100% of the Price paid by Retailer for such returned Products.

e.               Retailer has the right to immediately discontinue offering any Product for sale if the rate of return for such Product equals or exceeds an agreed upon percentage following an agreed upon period of time. In such event, Vendor shall take back, at cost plus delivery charges, all inventory of such Product held by Retailer, including floor samples.

f.                In the event that Retailer reasonably determines Products fail to conform to Vendor’s limited written warranty or Vendor’s warranty specified in Section 14.b, Retailer shall notify Vendor in writing of such defects or failures.  Promptly following such written notice, Vendor shall take back, at Vendor’s expense, all Products of the same line as the defective or non-conforming Products that remain in Retailer’s inventory, and Retailer shall not be obligated to take any further delivery of such Product line.

15.       Brand Standards; Minimum Advertised Price.

a.              By Retailer’s execution of this Agreement, receipt of email confirmation, ordering and/or by purchasing Tempur-Pedic® products, Retailer agrees to abide by this Agreement, the Advertising, Website and Digital Marketing Requirements and the Tempur-Pedic® Brand Standards Manual, incorporated herein by reference, as may be revised by Vendor from time to time.

b.              Retailer will keep all displayed floor samples well-maintained and clean.

c.               Retailer will use the most current displays and point-of-sale materials provided by Vendor.

d.              Retailer acknowledges that Vendor has a Unilateral Pricing Policy in place, and, Vendor has provided Retailer with a current copy of such Policy, and undertakes to provide Retailer an updated copy of such Unilateral Pricing Policy if it is revised in the future.

16.       Product Details; Trademark License.

In connection with Products purchased from Vendor during the term of this Agreement:

a.              For each Product, Vendor shall provide to Retailer a full description of the features and benefits of each such Product, a complete list of such Product’s specifications and a picture for display of such Product.  Retailer shall incorporate such descriptions and pictures on the website(s) in connection with each Product offered online and, as applicable, into any print advertisement. Retailer shall not materially alter any such description without Vendor’s prior written consent.

b.              Vendor may, from time to time, reasonably request changes or revisions to a website or any pages of a website that is controlled by Retailer and which references, depicts or describes the Products or Retailer’s relationship to Vendor, which requested changes or revisions shall be considered by Retailer in good faith and, unless unreasonable, incorporated promptly in the applicable website.

c.               Vendor hereby grants to Retailer a non-exclusive, royalty-free license to use such descriptions and pictures in connection with the authorized sale and promotion of Products during the term of this Agreement.  Additionally, Vendor grants to Retailer a non-exclusive, royalty-free license to use Vendor’s trademarks, trade names, images and Vendor-provided promotional materials in connection with the authorized sale and promotion of Products during the term of this Agreement and, in the limited capacity specified in Section 8.d., from time to time.

17.       Store Support.  From time to time, at Vendor’s cost, Vendor may provide Retailer with the store support identified in an applicable Business Development Program.

18.       Training.  Vendor shall provide Product training to Retailer’s sales associates prior to the roll-out of any new Products, as well as from time to time, as reasonably requested by Retailer.

19.       Indemnification.

a.              Vendor shall indemnify and hold harmless Retailer and its officers, directors, shareholders, members, partners and employees from and against any and all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature arising out of or relating to:

i.                  the authorized use by Retailer of Vendor’s trademarks, trade names, images and Vendor-provided promotional materials in connection with the authorized sale and promotion of Products;

ii.               any claims of infringement of a third party’s intellectual property rights by Products or technology or materials contained therein;

iii.            the use of promotional materials and other information provided by Vendor, including in training sessions;

iv.           any material breach of this Agreement by Vendor; or

v.              Product liability claims.

Retailer will notify Vendor as soon as practicable of any claim brought against Retailer.  If Retailer declines Vendor’s tender of a reasonably competent defense and Retailer elects to proceed with its own counsel, Retailer shall be responsible for its own costs of defense, including costs and attorney’s fees.

b.              Retailer shall indemnify and hold harmless Vendor and its officers, directors, shareholders, members, partners and employees from and against any and all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature arising out of or relating to:

i.                  Retailer’s unauthorized use of Vendor’s trademarks, trade names, images and Vendor-provided promotional materials in connection with the authorized sale and promotion of Products;

ii.               negligent acts or omissions by Retailer, its employees, subcontractors and/or representatives relating to the Products including, without limitation, the marketing and sale, handling, display, storage or delivery thereof; and/or

iii.            customer warranty claims for comfort exchanges; or

iv.           negligent acts or omissions including those resulting in a breach of any material or essential provision of this Agreement by Retailer.

Vendor will notify Retailer as soon as practicable of any claim brought against Vendor.  If Vendor declines Retailer’s tender of a reasonably competent defense and Vendor elects to proceed with its own counsel, Vendor shall be responsible for its own costs of defense, including costs and attorney’s fees.

20.       Expenses.  Except as otherwise expressly agreed herein, each party will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

21.       Relationship of the Parties.  Vendor and Retailer are independent contractors and neither shall represent itself as having any power to bind the other or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party to this agreement. Nothing contained in this Agreement shall be deemed to establish a relationship of principal and agent between Vendor and Retailer, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Vendor and Retailer as partners, or to create any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of any other party.

22.       Certain Undertakings.

a.              Retailer is not an agent, franchisee or partner of Vendor and agrees not to hold itself out as such.  Retailer further agrees that it will not lead the public or its customers to conclude through its acts, omissions, store décor, employee uniforms, use of the Tempur-Pedic® products, trade dress or trademarks, etc., that Retailer is affiliated with or is, in fact, Vendor or that its retail locations are owned by Vendor. Retailer has not received or paid any fee for the right to become an authorized Tempur-Pedic® Retailer. Although Vendor may, on occasion, refer to retailers in the spirit of cooperation as its “retail partners,” Retailer acknowledges it has no legal partnership or fiduciary relationship with Vendor.

b.              In the event Retailer closes a store or stores, it will immediately remove all interior/exterior Tempur-Pedic® signage, point of purchase materials and any other Tempur-Pedic® trade dress or trademarks from the closed stores.

c.               Retailer will not issue a press release regarding or referring to Vendor or its relationship with Vendor without Vendor’s consent and prior review and input.

d.

23.       Representations and Warranties.  Each party hereby represents and warrants to the other party as follows:

a.              Such party is duly organized, validly exists and is in good standing under the laws of its jurisdiction of organization.

b.              Such party is authorized to execute and perform this Agreement and any applicable Business Development Program established hereunder from time to time.

c.               Such party has had the opportunity to retain independent counsel regarding its obligations and commitments hereunder.

d.              The performance of this Agreement or any Business Development Program established hereunder by such party will not conflict with or violate any material agreement, arrangement or commitment, whether written or oral, with any third party.

24.       Confidentiality.  During the term of this Agreement and for a period of five years after its expiration or termination, each party agrees to keep confidential and not to use or to disclose to any third party the terms of this Agreement and any Business Development Program established hereunder, any sales information, documents, files, trademarks, contracts, drawings, data, computer programs, specifications, processes, designs, formulas, techniques, methods, creative ideas, inventions, confidential information, proprietary information and trade secrets concerning the products or services of the other party, and any other information which if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential.  Notwithstanding the foregoing, a party may disclose confidential information to the extent required by applicable law, securities regulation or subpoena.

25.       Non-Solicitation.  Each party hereby covenants and agrees that during the term of this Agreement, and for a period of one year thereafter, the parties shall not directly or indirectly solicit, hire or otherwise retain or engage, whether as an employee, independent contractor or otherwise, any employee or other personnel of the other party without first gaining permission from the other party. If either party hires an employee from the other, the hiring party shall pay a fee of $10,000 to the other party.  Provided, however, this prohibition shall not apply to any offers of employment which result from a general solicitation for employment, including without limitation, through the Internet, newspapers, magazines and radio.

26.       Notices.  All notices and other communications under this Agreement must be delivered in writing and shall be deemed to have been given when (i) delivered by hand or (ii) one (1) day after deposit thereof for overnight delivery with a nationally recognized overnight delivery service (receipt requested) to the appropriate address as set forth below (or to such other address as a party may designate by notice to the other parties):

Retailer:                                                  Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Vendor:                                                    Tempur-Pedic North America LLC

1000 Tempur Way

Lexington, KY  40511

27.       Governing Law.  This Agreement shall be governed by the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.  Any and all disputes between Retailer and Vendor arising out of or relating to this Agreement, excluding any claim alleging misuse, passing off, misappropriation, or infringement of any trade name, trade mark or other intellectual property or for breach of confidentiality, will first be submitted to mediation for resolution prior to filing a lawsuit.  Any other dispute (or disputes continuing after good faith efforts at mediation) shall be litigated in the state or federal courts located in the State of Texas to whose exclusive jurisdiction the parties hereby consent. For purposes of establishing jurisdiction in Texas under this Agreement, each party hereby waives, to the fullest extent permitted by applicable law, any claim that:  (i) it is not personally subject to the jurisdiction of such court; (ii) it is immune from any legal process with respect to it or its property; and (iii) any such suit, action or proceeding is brought in an inconvenient forum.

28.       Amendment; Assignment.  Except as expressly set forth herein, this Agreement may be amended or modified only by written agreement signed by both parties.  Neither party may assign this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to an affiliate without the other party’s prior written consent.  The merger or change of control of either party shall not constitute an assignment of this Agreement to the surviving entity or successor in violation of this Section 28.

29.       Counterparts.  This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed or delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

30.       Waiver.  No waiver of any term or condition of this Agreement shall be effective or binding unless such waiver is in writing and is signed by the waiving party, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties. Waiver by any party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

31.       Severability.  The provisions of this Agreement are fully severable and the invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

32.       Entire Agreement.  This Agreement, any applicable Business Development Program(s) then in effect, if any, and any other policies or terms and conditions referenced in any such document constitute the entire agreement between the parties and sets forth all of the representations, warranties, promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including, without limitation, that certain Retailer Agreement dated March 5, 2012 between the parties.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Tempur-Pedic North America, LLC		Mattress Firm, Inc.

By:	/s/ Richard Anderson	By:	/s/ Craig McAndrews
Name:	Richard Anderson	Name:	Craig McAndrews
Title:	President	Title:	EVP of Merchandising
Date:	November 18, 2014	Date:	November 24, 2014